November 18, 2009

Embarcadero Funds, Inc.

3 Embarcadero Center

Suite 1120

San Francisco, CA  94111

Ladies and Gentlemen:

We have acted as counsel to the Embarcadero Funds, Inc., a Maryland corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of the Company’s registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), registering shares of common stock of Small-Cap Growth Fund and All-Cap Growth Fund (Small-Cap Growth Fund, together with All-Cap Growth Fund, are each referred to as an “Acquiring Fund”), par value $0.0001 per share (the “Shares”), to be issued pursuant to Plans of Reorganization and Termination, the form of which is being filed as part of the Registration Statement (each, a “Reorganization Plan”).  The Reorganization Plan between Small-Cap Growth Fund and Absolute Return Fund, the Reorganization Plan between All-Cap Growth Fund and Market Neutral Fund, and the Reorganization Plan between All-Cap Growth Fund and Alternative Strategies Fund (Absolute Return Fund, Market Neutral Fund and Alternative Strategies Fund are each referred to as a “Target Fund”), each a series of the Company, will provide for the transfer of each Target Fund’s assets to, and the assumption of such Target Fund’s liabilities by, the respective Acquiring Fund in exchange solely for a number of Shares determined in the manner specified in the Reorganization Plan, such Shares to be distributed to the Target Fund’s shareholders upon the closing of the transactions contemplated by the Reorganization Plan.

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement.  For purposes of rendering that opinion, we have examined the Registration Statement, the Reorganization Plan, the Articles of Incorporation, as amended (the “Charter”) and By-Laws of the Company, and the action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Company.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have further assumed that, as of any date of determination, the number of issued Shares will not exceed the number of each Acquiring Fund’s shares authorized to be issued under the Charter.  We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Maryland that, in our experience, generally are applicable to the issuance of shares by entities such as the Company.  We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

1.

The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Company; and

2.

When issued and paid for upon the terms provided in the Reorganization Plan, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and nonassessable.

This opinion is rendered solely in connection with the filing of the Registration Statement.  We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement and to the reference to this firm in the Registration Statement.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

         /s/ K&L Gates LLP